FINANCIAL STATEMENTS

     The financial statements of the Company, which are included in this Statement of Additional Information, should be considered as bearing only on the ability of the Company to meet its obligations under the Contracts. They should not be considered as bearing on the investment performance of the Variable Account.

                          EMPIRE LIFE INSURANCE COMPANY
            (a wholly owned subsidiary of WM Life Insurance Company)
                    STATUTORY BASIS FINANCIAL STATEMENTS FOR
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                        AND INDEPENDENT AUDITOR'S REPORT



INDEPENDENT AUDITOR'S REPORT

Board of Directors
Empire Life Insurance Company
Seattle, Washington

     We have audited the accompanying statutory basis balance sheets of Empire Life Insurance Company (a wholly owned subsidiary of WM Life Insurance Company) (the Company) as of December 31, 1996 and 1995, and the related statutory basis statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits of the accompanying statutory basis financial statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as valuating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described more fully in Note A to the financial statement, the Company prepared these financial statement in conformity with the accounting practices prescribed or permitted by the Insurance Commissioner of the State of Washington, which practices differ from generally accepted account principles. The effects on such financial statement of the differences between the statutory basis of accounting and generally accepted accounting principles are described in Note I.

     In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of the Company as of December 31, 1996 and 1995, or the result of its operations or its cash flows for each of the three years in the period ended December 31, 996.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, and surplus of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 196, on the basis of accounting described in Note A.

/s/Deloitte & Touche LLP
March 28, 1997

                          EMPIRE LIFE INSURANCE COMPANY
                          -----------------------------
            (A Wholly-Owned Subsidiary of WM Life Insurance Company)

                         STATUTORY BASIS BALANCE SHEETS
                         ------------------------------

                                 ADMITTED ASSETS
                                 ---------------

                                                           December 31,
                                                     -------------------------
                                                        1996          1995
                                                     -----------   -----------
Cash and Invested Assets:
   Debt Securities                                   $20,628,126   $20,613,598
   Mortgage Loans                                      8,850,657     8,722,534
   Common Stock - FHLB                                   137,100          --
   Cash and Short-term Investments                     4,836,031       488,947
                                                     -----------   -----------
                                                      34,451,914    29,825,079

Investment Income Due and Accrued                        377,407       372,286

Other Assets                                                --          71,151
                                                     -----------   -----------

             Total Assets                            $34,829,321   $30,268,516
                                                     ===========   ===========



                       LIABILITIES AND CAPITAL AND SURPLUS
                       -----------------------------------

                                                            December 31,
                                                     -------------------------
                                                        1996          1995
                                                     -----------   -----------
Liabilities:
  Aggregate Reserve for Life Policies and Contracts  $22,007,145   $22,904,115
  Policy and Contract Claims                              78,193        55,841
  General Expenses Due and Accrued                        20,764        19,551
  Taxes, Licenses and Fees Due and Accrued                76,006        26,000
  Interest Maintenance Reserve                           103,501       111,765
  Asset Valuation Reserve                                280,763       250,797
  Other                                                   16,964           807
                                                     -----------   -----------

Total Liabilities                                     22,583,336    23,368,875

Capital and Surplus:
  Capital Stock, $10 par value -
    Authorized, 150,000 shares
    Issued and Outstanding, 120,000 shares             1,200,000     1,200,000
  Gross Paid-In and Contributed Surplus                9,050,000     4,050,000
  Unassigned Surplus                                   1,995,985     1,649,641
                                                     -----------   -----------

Total Capital and Surplus                             12,245,985     6,899,641
                                                     -----------   -----------

Total Liabilities and Capital and Surplus            $34,829,321   $30,268,516
                                                     ===========   ===========

                               EMPIRE LIFE INSURANCE COMPANY
                               -----------------------------
                 (A Wholly-Owned Subsidiary of WM Life Insurance Company)

                         STATUTORY BASIS STATEMENTS OF OPERATIONS
                         ----------------------------------------
                                                          Year Ended December 31,
                                                 -----------------------------------------
                                                    1996           1995           1994
                                                 -----------    -----------    -----------
REVENUES:
     Premiums and Annuity Considerations         $ 1,070,345    $ 1,067,782    $ 1,316,063
     Investment Income, Net                        2,178,131      2,179,934      1,847,054
     Other                                            17,106         56,464         15,381
                                                 -----------    -----------    -----------

Total Revenues                                     3,265,582      3,304,181      3,178,497

BENEFITS AND EXPENSES:

     Annuity Benefits                              1,129,046        595,475        839,832
     Surrender Benefits                            2,131,753      2,732,984      2,339,686
     Increase (Decrease) in Aggregate Reserves
       for Life Policies and Contracts              (896,969)    (1,000,249)      (452,429)
     Interest on Policy Funds                           --               11            150
     Commissions                                      59,138         62,287         78,789
     General Insurance Expenses                      173,832        186,029        186,756
     Taxes, Licenses and Fees                        142,362         68,096         64,882
                                                 -----------    -----------    -----------

Total Benefits and Expenses                        2,739,162      2,644,633      3,057,666
                                                 -----------    -----------    -----------

INCOME FROM OPERATIONS                               526,420        659,548        120,831

INCOME TAX PROVISION                                 159,611        179,126         59,297
                                                 -----------    -----------    -----------

NET INCOME                                       $   366,809    $   480,422    $    61,534
                                                 ===========    ===========    ===========

                          EMPIRE LIFE INSURANCE COMPANY
                          -----------------------------
            (A Wholly-Owned Subsidiary of WM Life Insurance Company)

          STATUTORY BASIS STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS
          ------------------------------------------------------------

Balance, December 31, 1993               $  2,534,773

Net Income                                     61,534
Capital Contribution                     $  3,750,000
Change in Asset Valuation Reserve             (68,452)
Other Decreases, Net                           (5,340)
                                         ------------
     Net Change in Capital and Surplus      3,737,742
                                         ------------

Balance, December 31, 1994                  6,272,515

Net Income                                    480,422
Capital Contribution                             --
Change in Asset Valuation Reserve             (18,892)
Other Decreases, Net                          165,686
                                         ------------
     Net Change in Capital and Surplus        627,216
                                         ------------

Balance, December 31, 1995                  6,899,641

Net Income                                    366,809
Capital Contribution                     $  5,000,000
Change in Asset Valuation Reserve             (29,966)
Other Increases, Net                            9,501
                                         ------------
     Net Change in Capital and Surplus      5,346,344
                                         ------------

Balance, December 31, 1996               $ 12,245,985
                                         ============

                                                EMPIRE LIFE INSURANCE COMPANY
                                                -----------------------------
                                   (A Wholly-Owned Subsidiary of WM Life Insurance Company)

                                           STATUTORY BASIS STATEMENTS OF CASH FLOWS
                                           ----------------------------------------
                                                      Year Ended December 31,
                                             -----------------------------------------
                                                1996           1995           1994
                                             -----------    -----------    -----------
OPERATIONAL ITEMS PROVIDING CASH:

Premiums and Annuity Considerations          $ 1,070,345    $ 1,067,782    $ 1,316,063
Investment Income Received                     2,200,453      2,213,883      1,878,301
Other Income Received                               --           41,668              0
                                             -----------    -----------    -----------
                                               3,270,798      3,323,333      3,194,364

OPERATIONAL ITEMS APPLYING CASH:

Surrender Benefits Paid                        2,131,753      2,732,984      2,339,686
Other Benefits Paid                            1,106,695        811,275        582,587
Commissions, Other Expenses and Taxes Paid       373,144        335,082        310,374
Federal Income Taxes Paid                        109,606        212,256         32,675
                                             -----------    -----------    -----------

NET CASH PROVIDED BY (USED IN) OPERATIONS       (450,400)      (768,263)       (70,959)

PROCEEDS FROM INVESTMENTS SOLD,
  MATURED OR PREPAID                           4,270,434      1,310,917      2,594,708
OTHER CASH PROVIDED                            5,089,104        160,073      3,783,751

COST OF INVESTMENTS ACQUIRED                   4,562,054        400,438      6,335,815
OTHER CASH APPLIED                                  --           51,553         19,173
                                             -----------    -----------    -----------

Net Increase (decrease) in Cash and
  Short-term Investment                        4,347,084        250,737        (47,488)

CASH AND SHORT-TERM INVESTMENTS:

    Beginning of Year                            488,947        238,209        285,697
                                             -----------    -----------    -----------

    End of Year                              $ 4,836,031    $   488,947    $   238,209
                                             ===========    ===========    ===========

                          EMPIRE LIFE INSURANCE COMPANY
                          -----------------------------
            (A Wholly-Owned Subsidiary of WM Life Insurance Company)

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                  ---------------------------------------------
                    YEARS ENDED DECEMBER 31, 1996, 1995, 1994
                    -----------------------------------------

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Nature of Business -

The Company is a wholly-owned subsidiary of WM Life Insurance Company (WM Life), which is a wholly-owned subsidiary of Washington Mutual, Inc.

The Company concentrates its activities in the annuity market. The Company issues flexible and single premium deferred annuities and single premium immediate annuities. These products are distributed to individuals primarily through the various distribution channels of Washington Mutual Bank, Inc. (the
Bank). The Company is currently licensed in 28 states, primarily in the western, midwestern and southwestern regions of the United States.

Use of Estimates -

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Financial Statement Presentation -

The statutory basis financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Commissioner of the State of Washington, (The Commissioner). Such statutory insurance accounting practices differ in certain respects from generally accepted accounting principles. The most significant differences are:

     Commissions and other acquisition costs relating to the issuance of new policies are charged to expense as incurred except to the extent allowed for in the calculation of the provision for policy benefit reserves.

     Reserves for future policy benefits are based on statutory mortality, morbidity, and interest requirements without consideration of withdrawals, rather than on estimates reflecting historical experience.

     Guaranty fund assessments are recognized as levied by the respective state guaranty funds.

     Investments are carried at values derived from accounting practices prescribed by the Commissioner, as described under "Investments" below. Substantially all realized capital gains and losses on investments are excluded from statutory income and are charged to either the Asset Valuation Reserve or the Interest Maintenance Reserve, depending on their classification. The Interest Maintenance Reserve is reported as a liability and is amortized into income over a period of up to thirty (30) years. The Asset Valuation Reserve is reported as a liability and as an appropriation of surplus.

     The provision for income taxes is based upon income that is estimated to be currently taxable.

     Federal Home Loan Bank (FHLB) stock dividends are not included in statutory income. The asset is carried at estimated market value, which is the original cost plus any stock dividends. The difference between market and book is treated as an unrealized gain and is included in capital and surplus.

     Certain assets designated as "non-admitted" have been charged against unassigned surplus.

     Premiums are recognized as revenue when due from policyholders.

Investments -

Investments are valued in accordance with the requirements of the National Association of Insurance Commissioners (NAIC). Debt securities, including bonds eligible for amortization are valued at amortized cost. Bonds which the NAIC determines are ineligible for amortization are valued as determined by the NAIC.

Bonds not backed by other loans are valued at amortized cost using the scientific method. Loan-backed bonds and structured securities are valued at amortized cost using the interest method including an anticipated level of prepayments determined at the date of purchase. Significant changes in estimated cash flows or prepayment rates are incorporated quarterly and are accounted for using the retrospective adjustment method.

Residential mortgage loans are stated at the aggregate unpaid balance less unaccreted discounts plus unamortized premiums. All residential loans are fully collateralized by a deed of trust on residential real property with a maximum loan to value ratio on any individual loan at inception of 75%. Substantially all of the collateral for the Company's residential mortgage loans is located in the Pacific Northwest.

Commercial mortgage loans are stated at the aggregate unpaid balance less unaccreted discounts plus unamortized premiums. All loans are fully collateralized by a deed of trust on commercial property with a maximum loan to value ratio at inception of 90%. The Company's one commercial loan is located in Utah.

Unrealized investment gains and losses were accounted for as direct increases or decreases in the Company's surplus. Income tax effects of the unrealized gains and losses were not recognized. Unrealized Investment Gains and Losses have been determined based on values prescribed by valuation procedures established by the NAIC and are not derived from the fair value amounts disclosed in notes B and D.

Aggregate Reserve for Life Policies and Contracts -

The reserve for annuity contracts is calculated using the Commissioner's Annuity Reserve Valuation Method (CARVM) on an issue year basis with interest rates ranging from 5.00% to 8.40% as prescribed or permitted by state regulatory authorities.

Asset Valuation Reserve -

The Asset Valuation Reserve is maintained as prescribed by the NAIC for the purpose of stabilizing the Company's surplus against realized capital gains and losses on disposition or ultimate realization of bonds and residential and commercial mortgages for which the asset quality has deteriorated and unrealized losses from bonds ineligible for amortization. The change in Asset Valuation Reserve is reflected as a direct increase or decrease in the Company's surplus.

Interest Maintenance Reserve -

The Interest Maintenance Reserve is maintained as prescribed by the NAIC for the purpose of stabilizing the Company's net income for realized capital gains and losses on disposition of the bonds for which the interest rate has fluctuated since they were purchased. The change in the Interest Maintenance Reserve is reflected as a direct charge against realized gains or losses. Amortization of the Interest Maintenance Reserve is included in other income on the statutory statement of operations.

NOTE B - DEBT SECURITIES:

The statement value and estimated fair values of investments in debt securities are as follows:

                                               Year Ended December 31, 1996
                                -------------------------------------------------------
                                                   Gross          Gross
                                  Statement      Unrealized     Unrealized      Fair
                                    Value          Gains         (Losses)       Value
                                -------------------------------------------------------
US Treasury Notes and
  Obligations of US
  Government Agencies           $ 1,803,755   $    26,895    $    (9,587)   $ 1,821,063

Debt Securities Issued by the
  Canadian Government               661,265        37,695        698,960

Corporate and Public Utility
  Debt Securities                13,112,884       330,821        (54,315)    13,389,390


Mortgage-backed Securities
   - US Government Agencies       3,061,338       237,611           --        3,298,949
   - Privately Issued
                                  1,988,884        95,019         (6,357)     2,077,546
                                                                            -----------

Total                           $20,628,126   $   728,041    $   (70,259)   $21,285,908
                                                                            ===========


                                              Year Ended December 31, 1995
                                ------------------------------------------------------
                                                   Gross         Gross
                                  Statement     Unrealized    Unrealized       Fair
                                    Value          Gains        (Losses)       Value
                                ------------------------------------------------------
US Treasury Notes and
  Obligations of US
  Government Agencies           $ 2,718,156   $    68,294          --      $ 2,786,450

Debt Securities Issued by the
  Canadian Government               664,402        64,456          --          728,858

Corporate and Public Utility
  Debt Securities                11,591,685       718,287          --       12,309,972

Mortgage-backed Securities
  - US Government Agencies        4,953,595       426,271          --        5,379,866
  - Privately Issued                685,760        14,421       (12,884)       687,297
                                                                           -----------

Total                           $20,613,598   $ 1,291,729   $   (12,884)   $21,892,443

                                                                           ===========

The statement value and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                         Statement         Fair
                                            Cost           Value
                                         -------------------------------
Due in One Year or Less                  $   550,201   $   550,750
Due After One Year Through Five Years      6,226,999     6,366,800
Due After Five Years Through Ten Years     6,046,459     6,108,358
Due After Ten Years                        2,754,245     2,883,505
                                                       -----------
                                          15,577,904    15,909,413
Mortgage-backed Securities                 5,050,222     5,376,495
                                                       -----------
                                         $20,628,126   $21,285,908
                                                       ===========

Proceeds from sales of investments in debt securities during 1996, 1995, and 1994 were $1,018,000, $103,000, and $241,500, respectively. Gross gains of
$27,450,   $2,750,   and  $10,600  were  recognized  in  1996,  1995  and  1994, respectively. Gross losses were $14,055 for 1996 and $0 for both 1995 and 1994.

Due and accrued income was excluded from investment income on mortgage loans and bonds where interest is past due more than 90 days. The total amount excluded was $10,121 for 1996 and $6,087 for 1995 there was no past due interest for 1994.

Investment Income is recorded net of Investment Expenses of $75,600, $85,600, and $92,900, for the years ended 1996, 1995 and 1994, respectively.

NOTE C: MORTGAGE LOANS

                                             ----------------------------
                                                 1996            1995
                                             ----------------------------
     Real Estate:
          Residential Mortgages              $  7,289,816    $  8,722,534
          Commercial Mortgages                  1,560,841             --
                                             ----------------------------
                    Total                    $  8,850,657    $  8,722,534
                                             ============    ============


NOTE D: FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and / or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value of financial instruments were as follows:

                                                  December 31,
--------------------------------------------------------------------------
                                            1996                1995
--------------------------------------------------------------------------
                                    Statement   Fair    Statement   Fair
(dollars in thousands)                Value     Value     Value     Value
--------------------------------------------------------------------------
Financial Assets
   Cash and Short-term Investments   $ 4,836   $ 4,836   $   489   $   489
   Debt Securities                    20,628    21,286    20,614    21,892
   Mortgage Loans                      8,851     8,680     8,722     8,662
   Common Stock - FHLB                   137       137      --        --
--------------------------------------------------------------------------
                                      34,452    34,939    29,825    31,043
Financial Liabilities
   Aggregate Reserve for Life
    Policies and Contracts            22,007    21,999    22,904    22,887
--------------------------------------------------------------------------
                                      22,007    21,999    22,904    22,887
--------------------------------------------------------------------------
        Net Financial Instruments    $12,445   $12,940   $ 6,921   $ 8,156
==========================================================================


The following methods and assumptions were used to estimate fair value of each class of financial instrument as of December 31, 1996 and 1995:

Cash and Short-term Investments - The statement value represented fair value.

Debt Securities - The fair value of debt securities were based on quoted market prices or dealer quotes. If a quoted price was not available, fair value was estimated using quoted market prices for similar securities.

Mortgage Loans - The fair value of conforming residential and commercial first mortgage loans were determined by using the market price for loans with similar coupons and maturities. For nonconforming or "JUMBO" loans with maturities similar to conforming loans, an additional adjustment was made for credit risk.

Aggregate Reserve for Life Policies and Contracts - The aggregate reserve for life policies and contracts is comprised substantially of annuities. The fair value of annuities with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For annuities with no defined maturities, fair value is estimated to be the present surrender value.

NOTE E - TRANSACTIONS WITH AFFILIATES:

The Company has entered into an agreement to share the cost of certain administrative services and overhead with WM Life. Under the terms of the agreement, the Company paid fees aggregating $150,000 in each of the years ended December 31, 1996, 1995, and 1994.

The Company pays commissions to Murphey Favre, Inc., an affiliate through common ownership, for sales of the Company's annuity products. Such commissions totaled $1,550, $5,900, and $13,200, for the years ended December 31, 1996, 1995, and
1994, respectively.

The Company has retained both Washington Mutual Bank, (The Bank) and Composite Research & Management Co., affiliates through common ownership, to provide investment advisory and management services. The fees for these services totaled $17,800, $17,200, and $20,500, for the years ended December 31, 1996, 1995, and
1994, respectively.

The Company maintains some of its cash accounts with the Bank. Interest earned from funds on deposit with the Bank totaled $15,800, $20,800, and $21,700, for the years ended December 31, 1996, 1995, and 1994, respectively.

The Company purchased all of its investments in mortgage loans from the Bank. Service fees on mortgage loans totaled $50,600, $59,400, and $64,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

There were no amounts due to affiliates as of December 31, 1996 and 1995.

NOTE F - FEDERAL INCOME TAXES:

Empire Life qualifies as a life insurance company under current tax regulations. Beginning with 1993, Empire Life joined in the filing of a consolidated income tax return with the Bank.

The difference between taxes as provided at statutory rates and the current effective rate is caused primarily by differences in conventions under which policy and contract reserves are established on a tax basis as compared to those utilized in preparing statutory basis financial statements, along with differences in timing of recognition of policy acquisition costs.

NOTE G - DIVIDEND AVAILABILITY:

The amount of dividends which can be paid by the Company without prior approval of the Insurance Commissioner is the lesser of 10% of the Company's unassigned surplus or the net gain from operations.


NOTE H - PERMITTED STATUTORY ACCOUNTING PRACTICES:

The Company, which is domiciled in Washington State, prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Washington State Insurance Department. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is expected to be completed in near future, will likely change the definitions of what comprises prescribed statutory accounting practices, and may result in changes to the accounting policies the insurance enterprises use to prepare their statutory financial statements.


NOTE I - RECONCILIATION OF STATUTORY NET INCOME AND EQUITY TO GAAP NET INCOME AND EQUITY:

                                                 Year Ended December 31,
                                       --------------------------------------------
                                           1996            1995            1994
                                       ------------    ------------    ------------
Statutory Net Income
   as Reported                         $    366,810    $    480,422    $     61,534
Adjustments Concerning:
   Deferred Policy Acquisition Costs
                                           (171,015)       (198,612)       (195,643)
   Deferred Federal Income Taxes
                                            (79,635)       (103,746)        (29,573)
   Future Policy Benefits
                                            250,288         208,981         357,666
   Write-off of Guaranty
     Assessments and Other
                                             83,876          (7,962)           (683)
   Interest Maintenance Reserve
                                            (17,106)        (14,796)         (8,405)
   Realized Gains and Losses
                                             13,397           2,750          15,569
   Other, Net
                                             11,135         193,278         (21,059)
Net Income in Conformity with
   Generally Accepted Accounting
                                       ------------    ------------    ------------
   Principles                          $    457,750    $    560,315    $    179,406
                                       ============    ============    ============


                                                 Year Ended December 31,
                                       --------------------------------------------
                                           1996            1995            1994
                                       ------------    ------------    ------------
Statutory Capital and Surplus
   as Reported                         $ 12,245,985    $  6,899,641    $  6,272,515
Adjustment Concerning:
   Deferred Policy Acquisition Costs        875,692
                                                            751,266       1,474,826
   Deferred Federal Income Taxes           (208,652)       (200,381)         97,776
   Future Policy Benefits                  (931,745)
                                                           (472,476)       (722,763)
   Asset Valuation and Interest
     Maintenance Reserve
                                            384,263         362,562         356,561
   Investment Loss Reserve
                                            (37,000)        (37,000)        (37,000)
   Write-off of Guaranty
     Assessments and Other
                                            (84,514)       (168,391)       (179,586)
   Unrealized Gains / (Losses)
     Available for Sale                    (154,100)
                                                            444,845         945,394
   Other, Net                                10,121           8,486              51

Stockholder's Equity in Conformity
   with Generally Accepted
                                       ============    ============    ============
   Accounting Principles               $ 13,158,264    $  7,838,814    $  6,899,298
                                       ============    ============    ============





                          EMPIRE LIFE INSURANCE COMPANY
                          -----------------------------
            (A Wholly-Owned Subsidiary of WM Life Insurance Company)

                Supplemental Schedule of Selected Financial Data
                ------------------------------------------------
                          Year Ended December 31, 1996

Investment Income Earned

     Government Bonds                                              $   394,060
                                                                   -----------
     Other Bonds (unaffiliated)                                      1,115,473
                                                                   -----------
     Bonds of Affiliates                                                  --
                                                                   -----------
     Preferred Stocks (unaffiliated)                                      --
                                                                   -----------
     Preferred Stocks of Affiliates                                       --
                                                                   -----------
     Common Stocks (unaffiliated)                                          109
                                                                   -----------
     Common Stocks of Affiliates                                          --
                                                                   -----------
     Mortgage Loans                                                    622,104
                                                                   -----------
     Real Estate                                                          --
                                                                   -----------
     Premium Notes, Policy Loans and Liens                                --
                                                                   -----------
     Collateral Loans                                                     --
                                                                   -----------
     Cash on Hand and on Deposit                                        15,822
                                                                   -----------
     Short-term Investments                                            106,205
                                                                   -----------
     Other Invested Assets                                                --
                                                                   -----------
     Derivatives Instruments                                              --
                                                                   -----------
     Aggregate Write-ins for Investment Income                            --
                                                                   -----------
     Gross Investment Income                                         2,253,773
                                                                   ===========
Real Estate Owned - Book Value less Encumbrances                          --
                                                                   ===========
Mortgage Loans - Book Value
      Farm Mortgages                                                      --
                                                                   -----------
      Residential Mortgages                                          8,724,754
                                                                   -----------
      Commercial Mortgages                                           1,563,196
                                                                   -----------
      Total Mortgages                                               10,287,950
                                                                   ===========
Mortgage Loans By Standing - Book Value
      Good Standing                                                  8,549,109
                                                                   ===========
      Good Standing with Restructured Terms                               --
                                                                   ===========
      Interest Overdue More Than 3 Months, Not in Foreclosure            4,915
                                                                   ===========
      Foreclosure in Process                                            95,583
                                                                   ===========
Other Long Term Assets - Statement Value                                  --
                                                                   ===========
Collateral Loans                                                          --
                                                                   ===========
Bonds and Stocks of Parents, Subsidiaries and Affiliates -
  Book Value
     Bonds                                                                --
                                                                   ===========
     Preferred Stock                                                      --
                                                                   ===========
     Common Stocks                                                        --
                                                                   ===========
Bonds by Class and Maturity

     Bonds by Maturity - Statement Value
          Due Within One Year or Less                              $   998,859
                                                                   -----------
          Over 1 Year Through 5 Years                                8,930,258
                                                                   -----------
          Over 5 Year Through 10 Years                               6,825,660
                                                                   -----------
          Over 10 Year Through 20 Years                              2,215,343
                                                                   -----------
          Over 20 Years                                              1,658,006
                                                                   -----------
          Total by Maturity                                         20,628,126
                                                                   ===========
     Bonds by Class - Statement Value
          Class 1                                                   17,721,145
                                                                   -----------
          Class 2                                                    2,906,981
                                                                   -----------
          Class 3                                                         --
                                                                   -----------
          Class 4                                                         --
                                                                   -----------
          Class 5                                                         --
                                                                   -----------
          Class 6                                                         --
                                                                   -----------
          Total by Class                                            20,628,126
                                                                   ===========
          Total Bonds Publicly Traded                               20,628,126
                                                                   ===========
          Total Bonds Privately Traded                                    --
                                                                   ===========
     Preferred Stocks - Statement Value                                   --
                                                                   ===========
     Common Stocks - Market Value                                      137,100
                                                                   ===========
     Short Term Investments - Book Value                             4,228,285
                                                                   ===========
     Financial Options Owned - Statement Value                            --
                                                                   ===========
     Financial Options Written and In Force - Statement Value             --
                                                                   ===========
     Financial Contracts Open - Current Price                             --
                                                                   ===========
     Cash on Deposit                                                   607,745
                                                                   ===========
     Life Insurance In Force
           Industrial
                                                                   ===========
           Ordinary                                                       --
                                                                   ===========
           Credit Life                                                    --
                                                                   ===========
           Group Life                                                     --
                                                                   ===========
Amount of Accidental Death Insurance
   In Force Under Ordinary Policies                                       --
                                                                   ===========
Life Insurance Polices with Disability Provisions In Force
      Industrial                                                          --
                                                                   ===========
      Ordinary                                                            --
                                                                   ===========
      Credit Life                                                         --
                                                                   ===========
      Group Life                                                          --
                                                                   ===========
Supplementary Contracts In Force
      Ordinary - Not Involving Life Contingencies                         --
                                                                   ===========
          Amount on Deposit                                               --
                                                                   ===========
          Income Payable                                           $      --
                                                                   ===========
      Ordinary - Involving Life Contingencies

          Income Payable                                                  --
                                                                   ===========
      Group - Not Involving Life Contingencies

          Amount of Deposit                                               --
                                                                   ===========
          Income Payable                                                  --
                                                                   ===========
      Group - Involving Life Contingencies

          Income Payable                                                  --
                                                                   ===========
Annuities:
     Ordinary
          Immediate - Amount of Income Payable                         483,865
                                                                   ===========
          Deferred - Fully Paid Account Balance                     21,070,100
                                                                   ===========
          Deferred - Not Fully Paid - Account Balance                     --
                                                                   ===========
     Group
          Amount of Income Payable                                        --
                                                                   ===========
          Fully Paid Account Balance                                      --
                                                                   ===========
          Not Fully Paid - Account Balance                                --
                                                                   ===========
Accident and Health Insurance - Premiums In Force
     Ordinary                                                             --
                                                                   ===========
     Group                                                                --
                                                                   ===========
     Credit                                                               --
                                                                   ===========
Deposit Funds and Dividend Accumulations:
     Deposit Funds - Account Balance                                      --
                                                                   ===========
     Dividend Accumulations - Account Balance                             --
                                                                   ===========
Claim Payments 1996, 1995 & 1994
   Group Accident and Health Year - Ended December 31,
         1996                                                             --
                                                                   ===========
         1995                                                             --
                                                                   ===========
         1994                                                             --
                                                                   ===========
Other Accident & Health
         1996                                                             --
                                                                   ===========
         1995                                                             --
                                                                   ===========
         1994                                                             --
                                                                   ===========
Other Coverages That Use Developmental Methods
  to Calculate Claims Reserves
         1996                                                             --
                                                                   ===========
         1995                                                             --
                                                                   ===========
         1994                                                             --
                                                                   ===========